Exhibit 10.14

COLUMBIA PIPELINE GROUP, INC.

PHANTOM STOCK UNIT AGREEMENT

This Phantom Stock Unit Agreement (the “Agreement”) is entered into as of                     , 2015 (the “Agreement Date”), by and between Columbia Pipeline Group, Inc., a Delaware corporation (“CPG”) and [Name] (“Executive”).

WITNESSETH:

WHEREAS, Executive’s employment with Columbia Energy Group (“Columbia”) and all of its Affiliates was constructively terminated by Columbia and its Affiliates on November 1, 2000 and Executive was rehired by NiSource Inc. (“NiSource”) or one of its Affiliates on such date;

WHEREAS, Executive entered into a phantom stock unit agreement with NiSource effective on February 1, 2001, (the “NiSource Phantom Stock Unit Agreement”) that expressly waived the benefits provided under a prior change in control agreement between Executive and Columbia (the “Columbia Change in Control Agreement”) in exchange for a grant of fully vested phantom stock units;

WHEREAS, effective on the Separation Date, NiSource implemented the spin-off of its pipeline and transmission business, comprised of CPG and its Affiliates, which made CPG and its Affiliates independent and no longer part of the controlled group of corporations of NiSource;

WHEREAS, Executive’s association with NiSource and its Affiliates ended on the Separation Date, and Executive immediately became an officer of CPG;

WHEREAS, in connection with the previously described spin-off, NiSource and CPG desire the cancellation of the NiSource Phantom Stock Unit Agreement and the issuance of a corresponding phantom stock unit award under this Agreement by CPG that is intended to preserve the value of the phantom stock units under the NiSource Phantom Stock Unit immediately before the Separation Date; and

WHEREAS, in connection with the previously described spin-off, Executive expressly agrees to waive the benefits provided under the NiSource Phantom Stock Unit Agreement in return for the benefits provided under this Agreement.

NOW, THEREFORE, in consideration of future services to be rendered by Executive to CPG or an Affiliate, and in further consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Definitions.

(a) “Account” shall mean the CPG Phantom Stock Unit Account established for Executive hereunder containing benefits credited as CPG Phantom Stock Units, pursuant to Section 4.

(b) “Affiliate” shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934.

(c) “Beneficiary” shall mean the person or entity designated by Executive, by written instrument delivered to CPG, to receive the benefits payable with respect to him under the Agreement in the event of his death. If Executive fails to designate a Beneficiary, or if no Beneficiary survives Executive, such death benefits shall be paid:

(i)	to his surviving spouse;

(ii)	if there is no surviving spouse, to his living descendants per stirpes;

or

(iii)	if there is neither a surviving spouse nor descendants then living, to his duly appointed and qualified executor or personal representative.

(c) “Change in Control” shall mean a “Change in Control” as defined under the Change in Control and Termination Agreement in effect between Executive and CPG.

(d) “CPG Phantom Stock Unit” shall mean a unit whose value is related to the value of the common stock of CPG.

(e) “Separation Date” shall mean [                    ], 2015, or if later, the date of the consummation of all transactions necessary to reflect the pro rata distribution of shares of common stock of CPG to the shareholders of NiSource Inc.

2. Service. Notwithstanding the constructive termination of Executive’s employment with Columbia and all of its Affiliates on November 1, 2000, and with NiSource and all of its Affiliates on the Separation Date, Executive’s service performed for Columbia or any of its Affiliates prior to November 1, 2000, and for NiSource or any of its Affiliates after October 31, 2000, and before the Separation Date, shall be credited for all purposes under any employee benefit plan or program sponsored by CPG or any of its Affiliates in which Executive participates at any time on or after the Separation Date.

3. Benefits.

(a) In consideration of Executive’s acceptance of employment with CPG, his Account shall be credited with [XX] CPG Phantom Stock Units.

(b) Notwithstanding any provisions to the contrary in this Agreement, in the event of a Change in Control, the following tax gross-up provisions shall apply:

(i) In the event that a Change in Control shall occur, and a final determination is made by legislation, regulation, ruling directed to Executive or CPG, by court decision, or by independent tax counsel described in subsection (ii) next below, that the aggregate amount of any payment made to Executive under this Agreement in connection with, on account of, or as a result of, such Change in Control (“Total Payments”) will be subject to the excise tax provisions of Section 4999 of the Code (“Excise Tax”), or any successor section thereof, Executive shall be entitled to receive from CPG, in addition to any other amounts payable hereunder, a lump sum payment (the “Gross-Up Payment”), sufficient to cover the full cost of such excise taxes and Executive’s federal, state and local income and employment taxes on this additional payment so that the net amount retained by Executive, after the payment of all such excise taxes on the Total Payments, and all federal, state and local income and employment taxes and excise taxes on the Gross-Up Payment, shall be equal to the Total Payments. The Total Payments, however, shall be subject to any federal, state and local income and employment taxes thereon. For this purpose, Executive shall be deemed to be in the highest marginal rate of federal, state and local taxes. The Gross-Up Payment shall be made at the same time as the payments of the CPG Phantom Stock Units described in this Agreement.

(ii) CPG and Executive shall mutually and reasonably determine the amount of the Gross-Up Payment to be made to Executive pursuant to the preceding subsection. Prior to the making of any such Gross-Up Payment, either party may request a determination as to the amount of such Gross-Up Payment. If such a determination is requested, it shall be made promptly, at CPG’s expense, by independent tax counsel selected by Executive and approved by CPG (which approval shall not unreasonably be withheld), and such determination shall be conclusive and binding on the parties. CPG shall provide such information as such counsel may reasonably request, and such counsel may engage accountants or other experts at CPG’s expense to the extent that they deem necessary or advisable to enable them to reach a determination. The term “independent tax counsel,” as used herein, shall mean a law firm of recognized expertise in federal income tax matters that has not previously advised or represented either party.

(iii) In the event the Internal Revenue Service subsequently adjusts the excise tax computation made pursuant to subsections (i) and (ii) above, CPG shall pay to Executive, or Executive shall pay to CPG, as the case may be, the full amount necessary to make either Executive or CPG whole had the excise tax initially been computed as subsequently adjusted, including the amount of any underpaid or overpaid excise tax, and any related interest and/or penalties due to the Internal Revenue Service. Any payment by CPG or reimbursement made by Executive pursuant to this subsection (iii) shall be paid or reimbursed by the end of the taxable year next following the taxable year in which the payment or reimbursement of taxes is made or received, as the case may be.

(c) This Agreement, when executed by Executive, cancels the NiSource Phantom Stock Unit Agreement and replaces the phantom stock units previously awarded to Executive under the NiSource Phantom Stock Unit Agreement with the CPG Phantom Stock Units credited to Executive’s Account under this Agreement.

4. CPG Phantom Stock Unit Account. A CPG Phantom Stock Unit Account shall be established for Executive. Amounts credited to Executive’s Account shall be measured in terms of CPG Phantom Stock Units, unless Executive makes an investment election under Section 6 of this Agreement. Except as otherwise provided in Section 10(a), Executive shall be fully vested in his Account at all times.

5. Dividends. If Executive does not make an investment election under Section 6 of this Agreement, and Executive’s Account is measured in terms of CPG Phantom Stock Units, amounts equivalent to dividends that would have been declared on CPG Phantom Stock Units credited to Executive’s Account, had such CPG Phantom Stock Units actually constituted issued shares of common stock of CPG, shall be treated as follows:

(a) The amount of such dividend equivalents for each calendar year shall, at the election of Executive, either be (i) paid to Executive in cash, within 10 days after CPG pays the related dividend on its common stock, or (ii) credited to Executive’s Account as additional CPG Phantom Stock Units, based on the price per share of common stock of CPG, as listed on the New York Stock Exchange at the close of business on the date each dividend related to a dividend equivalent is declared.

(b) An election by Executive as to whether such dividend equivalents shall be paid in cash or credited as additional CPG Phantom Stock Units, with respect to dividend equivalents for each calendar year, shall be in writing, signed by Executive, and delivered to CPG prior to January 1 of the calendar year in which the dividends related to such dividend equivalents to be deferred, or paid (as the case may be), are declared by CPG. Such election (and any subsequent election) shall continue until suspended or modified in a writing delivered by Executive to CPG, which new election shall only apply to dividend equivalents that become applicable after the end of the calendar year in which such election is delivered to CPG.

(c) Any such election made by Executive shall be irrevocable with respect to any dividend equivalent covered by such election, including the dividend equivalents applicable to the calendar year in which the election suspending or modifying the prior election is delivered to CPG.

(d) If no election is made by Executive for a calendar year, dividend equivalents for such year shall be credited to Executive’s Account as additional CPG Phantom Stock Units, in the manner set forth in paragraph (a) above.

6. Phantom Stock Unit Investment Election Arrangement. Notwithstanding anything in this Agreement to the contrary, Executive may make a one-time election to change the undelying investment of Executive’s Account by executing the Phantom Stock Unit Investment Election Arrangement form on or after July 11, 2015, and before October 1, 2015. If Executive does not complete the Election Form attached as Exhibit C to this Agreement, by such date, the Phantom Stock Unit Investment Election Arrangement as described in this Section will not apply to any CPG Phantom Stock Units.

If Executive participates in the Phantom Stock Unit Investment Election Arrangement, Executive may elect to invest the amount credited to Executive’s Account among the investment options provided to Executive and as determined by CPG from time to time in its sole and absolute discretion. CPG may, in its sole discretion, discontinue, substitute, or add investment options after Executive makes a one-time election to participate in the Phantom Stock Unit Investment Election Arrangement. Notwithstanding the foregoing, the investment options under the Phantom Stock Unit Investment Election Arrangement are to be used for measurement purposes only, and Executive’s election of any such investment option, the allocation of the Executive’s Account thereto, the calculation of additional amounts and the crediting or debiting of such amounts to Executive’s Account shall not be considered in any manner as an actual investment of Executive’s Account in any such investment option. Executive’s Account shall continue to be a bookkeeping entry only, and Executive shall not have any rights in or to such investments themselves.

7. Distribution. Upon termination of employment of Executive with CPG and all of its Affiliates for any reason, Executive (or in the event of death, his Beneficiary) shall be entitled to receive from CPG an amount, with respect to each CPG Phantom Stock Unit then credited to Executive’s Account, equal to the greater of (a) the price per share of common stock of CPG, as listed on the New York Stock Exchange at the close of business on the date of termination, and (b) 85% of the price per share of common stock of CPG, as listed on the New York Stock Exchange at the close of business on the Separation Date. Alternatively, if Executive elected to participate in the Phantom Stock Unit Investment Election Arrangement described under Section 6 of this Agreement, Executive shall instead receive an amount equal to the value of Executive’s Account. In either case, such amount shall be paid in a cash lump sum payment within 30 days following Executive’s termination of employment with CPG and all Affiliates, but only if (except in the case of Executive’s death) Executive executes a Release in the form attached hereto as Exhibit A within 7 days after Executive’s termination of employment with CPG and all of its Affiliates.

8. Noncompetition and Nonsolicitation. Executive acknowledges that CPG and its Affiliates would be substantially damaged by an association of Executive with a similar organization that competes for customers of CPG and any of its Affiliates. Without the written consent of CPG, Executive shall not at any time during his employment with CPG and any of its Affiliates, and for a period of one year commencing on the date of Executive’s termination of employment with CPG and any of its Affiliates, anywhere in the United States, (a) solicit as a customer any person who was a customer of CPG or any of its Affiliates, or offer the same products or render the same services to such customer as are provided or proposed to be provided by CPG or any of its Affiliates to such customer, (b) directly or indirectly, on Executive’s behalf or in the service or on the behalf of others, engage in, assist, perform services for, establish, or have any equity interest in any entity or person, in any line of business offered by CPG or any of its Affiliate, whether as an officer, partner, trustee, consultant, independent contractor, or employee for any such person or entity, or (c) actively induce or solicit any employees of CPG or any of its Affiliates to leave the employ of CPG or any of its Affiliates. The provisions of this Section 8 shall not apply with respect to activities, performed by-Executive in the normal course of his duties with CPG and any of its Affiliates. For purposes of this Section 8, “person” shall include any individual, corporation, partnership, trust, firm, proprietorship, venture, or other entity of any nature whatsoever.

9. Change in Control and Termination Agreement. On the Agreement Date, Executive and CPG shall enter into a Change in Control and Termination Agreement, in the form attached hereto as Exhibit B, applicable in the event of a Change in Control of CPG, as therein defined.

10. Relief. The following shall apply in the event of a breach or threatened or intended breach by Executive of the covenants and agreements set forth in Section 8:

(a) All amounts attributable to CPG Phantom Stock Units credited to Executive’s Account pursuant to Section 4, and dividend equivalents related thereto, to which Executive or any other person would otherwise be entitled under the Agreement, shall be forfeited.

(b) CPG shall be entitled to injunctions, both preliminary and permanent, enjoining such breach or threatened or intended breach, and Executive hereby consents to the issuance thereof forthwith in any court of competent jurisdiction.

(c) The taking of any action by CPG, or the forbearance of CPG to take any action with respect to such breach or intended or threatened breach, shall not constitute a waiver by CPG of any of its rights to remedies or reliefs under the Agreement or under law or equity.

11. CPG Assignment. CPG may not assign the Agreement, except that CPG’s obligations hereunder shall be binding legal obligations of any successor to all or substantially all of CPG’s business by purchase, merger, consolidation, or otherwise.

12. Executive Assignment. No interest of Executive or his Beneficiary under the Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Executive or his Beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

13. Benefits Unfunded. All rights of Executive and his Beneficiary under the Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of CPG for payment of any amounts due hereunder. Neither Executive nor his Beneficiary shall have any interest in or rights against any specific assets of NiSource or any of its Affiliates, and Executive and his Beneficiary shall have only the rights of a general unsecured creditor of CPG and its Affiliates. References to an Account shall be for bookkeeping purposes only, and shall not constitute a segregation of assets of CPG or any of its Affiliates.

14. Waiver. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of the Agreement to be performed by the other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

15. Applicable Law. The Agreement shall be construed and interpreted pursuant to the laws of Texas.

16. Entire Agreement. The Agreement contains the entire Agreement between CPG and Executive and supersedes any and all previous agreements, written or oral, among the parties relating to the subject matter hereof, including the NiSource Phantom Stock Unit Agreement and the Columbia Change in Control Agreement, except as provided in paragraphs (b) and (c) of Section 3. No amendment or modification of the terms of the Agreement shall be binding upon the parties hereto unless reduced to writing and signed by CPG and Executive.

17. No Employment Contract. Nothing contained in the Agreement shall be construed to be an employment contract between Executive and CPG or any of its Affiliates. Executive is employed at will and CPG or any of its Affiliates may terminate his employment at any time, with or without cause.

18. Withholding. CPG or any of its Affiliates shall have the right to deduct from all amounts paid pursuant to the Agreement any taxes required by law to be withheld with respect to such awards.

19. Counterparts. The Agreement may be executed in counterparts, each of which shall be deemed an original.

20. Severability. In the event any provision of the Agreement is held illegal or invalid, the remaining provisions of the Agreement shall not be affected thereby.

21. Successors. The Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives and successors.

22. Notice. Notices required under the Agreement shall be in writing and sent by registered mail, return receipt requested, to the following addresses or to such other address as the party being notified may have previously furnished to the other party by written notice:

If to CPG:

Columbia Pipeline Group, Inc.
5151 San Felipe Street
Houston, TX 77056
Attention:	[Name]
Phone:	[xxx-xxx-xxxx]
Facsimile:	[xxx-xxx-xxxx]

If to Executive:

[Name]
[Address]
[City, State and Zip]
Attention:	[Name]
Phone:	[xxx-xxx-xxxx]
Facsimile:	[xxx-xxx-xxxx]

23. Code Section 409A. This Agreement is intended to comply with the election timing, payment timing, and other rules of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”). This Agreement shall be interpreted in a manner consistent with the requirements of Section 409A. Accordingly, to the extent any amount payable is considered nonqualified deferred compensation as defined under Section 409A, none of the benefits payable upon Executive’s termination of employment or similar term used in this Agreement will become payable until Executive has a “separation from service” within the meaning of Section 409A. Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), and the amounts payable to Executive under this Agreement constitute deferred compensation under Section 409A, such amounts that are otherwise payable upon Executive’s separation of service will become payable on the first payroll date that occurs after the date six (6) months after the date of Executive’s separation from service. Notwithstanding anything herein to the contrary, if Executive dies following his separation from service but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 409A. Any election to defer the receipt of dividend equivalents under Section 5 of this Agreement shall follow procedures that are consistent with Section 409A. In no event may Executive accelerate or delay payment of any benefits under this Agreement except in a manner consistent with Section 409A.

IN WITNESS WHEREOF, Executive has hereunto set his hand, and CPG has caused these presents to be executed in its name on its behalf, ail as of the day and year first above written.

COLUMBIA PIPELINE GROUP, INC.

By:

Title:

EXECUTIVE

[Name]